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                   AGREEMENT AND PLAN OF BUSINESS COMBINATION

     THIS AGREEMENT, entered into this 17th day of April, 1998, by and between the PAN Environmental Corporation, a Delaware corporation (hereinafter "PAN"), as Acquiror, and the Whitfield Holdings, Ltd., an Antigua, West Indies corporation (hereinafter "Whitfield"), as Acquiree:

     WHEREAS, PAN desires to acquire all of the issued and outstanding common stock of Whitfield incident to a tax-free exchange of capital stock of PAN for all outstanding capital stock of Whitfield upon the terms and conditions contained herein,

     FURTHER WHEREAS, the shareholders of Whitfield desire to exchange their 100% ownership of Whitfield for common stock of PAN to be newly issued by PAN upon the terms and conditions contained in this Agreement,

     FURTHER WHEREAS, the shareholders of Whitfield desire to raise U.S. $1,000,000 in bridge financing via a private placement of 333,333 shares at $3.00 per share, and immediately thereafter U.S. $22,500,000 in PAN via a private placement of 5,000,000 shares at $4.50 per share which is one of their purposes for entering into this Agreement in addition to becoming a public company,

     NOW THEREFORE, for valuable consideration and upon the mutual representations, warranties, covenants and agreements and other promises set forth in writing herein, the parties hereto agree as follows:

     1. Plan of Business Combination - It is the agreement and intention of all parties hereto that all of the issued and outstanding capital stock of Whitfield owned by any and all shareholders of Whitfield shall be acquired by PAN hereby in exchange solely for common stock of PAN. It is particularly the intention of all parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and related sections thereunder.

     2. Audits and Financial Statements - Both PAN and Whitfield recognize the importance of obtaining certified audits of Whitfield Holdings, Ltd., incident to this Agreement and Plan of Business Combination. These certified audits will be prepared on a consolidated basis for the combined companies (PAN and Whitfield) after consummation of this business combination. The officers and directors of PAN and Whitfield shall take all necessary efforts in a diligent manner to prepare financial and accounting materials and statements as necessary to prepare for a consolidated financial statement of the combined operations so as to position the combined companies to conduct a certified audit to satisfy registration requirements of the SEC and relevant state security commissions for a future public or private offering.


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 1 of 15
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     3.   Whitfield Acquisition of Gaming Systems - Whitfield has acquired the gaming system from United, Inc. dba United Race and Sports Book for 10,000 common shares of Whitfield. The gaming system so acquired consists of computer hardware, computer software, expertise and proprietary systems to operate race and sports book operations, and telephone communications.

     4. Whitfield License-Back of Gaming System Back to United - Whitfield has licensed back to United the gaming system acquired in paragraph 3 above for 2.4% of the betting volume of United, which should allow United to run a profitable race and sports book operation given the fact that the 1995 State of Nevada Gaming Control Board Report entitled Fiscal Year Sports Book Breakdown for the July 1 through June 30 fiscal years, 1985 through 1997, showed an average net gaming revenue of 3.39% as an average for all Nevada race and sports books. (A copy of the Gaming system License Agreement is attached hereto as Exhibit A.)

     5. Exchange of Shares - All parties hereto agree that all Whitfield common stock presently outstanding shall be exchanged by the shareholders thereof with PAN for common shares of PAN to be divided among the present shareholders of Whitfield pro rata in proportion to their shareholdings in Whitfield. This exchange shall be made on the basis of 12,800,000 PAN common shares (3,200,000 shares to be issued immediately into Escrow and 9,600,000 to be reserved for issuance based on performance in paragraph 6 below, upon PAN Directors' Resolution) for all outstanding capital stock of Whitfield, including all common shares pursuant to the terms and conditions of the Escrow Agreement in paragraph 6 below.

     6. Escrow Agreement - An Escrow will be set up to receive the PAN common shares which provides that the Escrow Agent shall release to Stockholders one share for each $24.9375 of betting volume placed with United resulting in $0.6225 of license fees payable to Whitfield under paragraph 3 of the License Agreement. Such betting volume will be jointly verified by PAN, Whitfield and United. The release of Shares will be done on a quarterly basis as defined in paragraph 7 below and when an aggregate betting volume of eighty three million dollars ($83,000,000) resulting in one million nine hundred ninety two thousand dollars ($1,992,000) payable to Whitfield of first year license fees has been met, the Escrow Agent will release the entire 3,200,000 shares or remainder thereof. The first year is defined as the first full fiscal year beginning with the first full calendar quarter following the effective date of the License Agreement. In the event that the minimum betting volume and license fees are not met by the end of the first full fiscal year, then the same formula will be applied for one subsequent fiscal year to earn out any amount in excess of that earned and paid in the first full fiscal year. Any shares not so earned shall be returned to PAN. (A copy of the Escrow Agreement is attached as Exhibit B.)

     7. Merger and Acquisition Consultant Agreement - Business Combination Agreement - PAN and Whitfield has agreed to issue 800,000 restricted Rule 144 common shares to TCKTS, L.L.C. and have agreed to pay $50,000.00 in fees for consulting services rendered incident to the negotiation and execution of this Agreement. TCKTS, L.L.C. is owned fifty percent (50%) by Jerry Cornwell and fifty percent (50%) by Clifford M. Johnston. (A copy of the Merger and Acquisition Consultant Agreement is attached as Exhibit C.)

AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 2 of 15

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     8.   The $22,500,000 Financing -- Because raising $22,500,000 to expand
Whitfield's operations is one of the reasons for Whitfield entering into this agreement, PAN agrees, subject to the closing of this Agreement, to grant Whitfield the guaranteed right to raise $22,500,000 in capital by offering 5,000,000 shares of PAN for sale at a guaranteed price for ninety (90) days at $4.50 per share in a private placement. The shares to be issued in this offering shall be restricted Rule 144 shares.

          This guaranteed right to offer 5,000,000 PAN shares at $4.50 per share shall expire three (3) months from the date of this Agreement, and the $4.50 price per share will be guaranteed for the three (3) months.

     9. Financial Consultant Agreement -- $22,500,000 Financing -- PAN has agreed as of April 17, 1998 to retain Cheong Tat Corporation as its consultant to secure additional financing for PAN's operations, including equity and/or debt financing. In consideration of such consulting services, Whitfield has agreed to pay Cheong Tat Corporation ten percent (10%) finder's fee or pro rata portion thereof on a $1,000,000 private placement payable half in stock and half in cash, and five percent (5%) finder's fee or pro rata portion thereof on a $22,500,000 private placement payable half in stock and half in cash. (A copy of the Financial Consulting Agreement is attached as Exhibit D.)

     10. Investment Representation -- Incident to their voting upon or otherwise consenting to this business combination agreement, the shareholders of Whitfield will be required to represent that they are acquiring these restricted securities of PAN for investment and not with a present intention or view to resell or redistribute any of them, absent future SEC and relevant state registration or an appropriate exemption therefrom. The shareholders of Whitfield also hereby acknowledge that the certificates for PAN common shares to be issued to the shareholders of Whitfield incident to this business combination will be legended with appropriate language evidencing such restrictions on further transfer, sale or disposition thereof.

     11. Delivery of Shares -- Incident to the closing of this business combination, the shareholders of Whitfield shall deliver to PAN appropriate certificates representing all of their shares of Whitfield, which certificates shall be properly endorsed, so as to make PAN the sole holder and owner of all Whitfield shares, free and clear of all liens and encumbrances.

     12. Closing Date -- The Closing Date of this business combination shall be on May 22, 1998 after final approval by the Board of Directors of the parties hereto.

     13. Representations of PAN -- PAN hereby represents and warrants that effective the date of this Agreement, and as of the Closing Date hereof, the following statements are true and correct:

          (a) As of the Closing Date of this business combination, all PAN common shares outstanding will constitute validly and legally issued shares in their entirety, as well as the common shares of PAN to be exchanged with the shareholders of Whitfield in this business


AGREEMENT AND PLAN OF
BUSINESS COMBINATION -- PAN/Whitfield
Page 3 of 15
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combination, and that all of such shares shall be fully paid and nonassessable;
and that the common shares of PAN to the issued hereto will be in all respects equivalent to the common stock of PAN issued and outstanding as of the date hereof;

          (b) The officers of PAN who have executed this Agreement are duly authorized to execute it on behalf of PAN, and they have taken all action required by law and the Bylaws of PAN to properly and legally execute and validate this Agreement;

          (c) Any financial statements submitted by any party to this Agreement, and any such statements to be submitted in the future incident hereto, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of PAN and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

          (d) All PAN common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to the shareholders of Whitfield incident to entering into this Agreement;

          (e) There have not been any material changes in the financial position of PAN since the time that financial position statements have been submitted in connection with this Agreement, unless they have already been disclosed to the shareholders of Whitfield incident to negotiating or entering into this Agreement;

          (f) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position of PAN;

          (g) Than PAN is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or disclosed in writing to the shareholders of Whitfield; and to the best knowledge of PAN and its officers, no material litigation, claims, assessments or governmental investigation or proceeding is threatened against PAN or any of its properties, or any of its directors or officers incident to their roles with PAN;

          (h) As of the Closing Date of this business combination, PAN will be in good standing and qualified to conduct business in each state where such qualification is required;

          (i) PAN has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof except as noted in PAN's financial statements;

          (j) PAN has complied with all state and federal laws and regulations regarding its incorporation and formation, past issuances of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against PAN have been threatened, or claims

AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 4 of 15

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made against PAN, and no basis for the same exists, with respect to such incorporation, formation, business operations, capitalizations, or sales and issuance of securities;

          (k) PAN has not breached any material agreement or contract to which it is a party; and the execution of this Agreement will not violate or breach any material agreement, contract or commitment to which PAN or its shareholders are parties;

          (l) PAN has no outstanding debt other than what has been disclosed to the shareholders of Whitfield incident to the negotiations and preparation of this Agreement;

          (m) As of the date hereof, and at the Closing Date, PAN to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospects of Whitfield; and PAN has not now, and will not as of the Closing Date have, withheld knowledge of any such events, conditions, and facts which it knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of Whitfield;

          (n) All outstanding shares of capital stock of PAN has been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

          (o) PAN has not mortgaged, pledged any of its assets, whether tangible or intangible;

          (p) PAN has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to the shareholders of Whitfield incident hereto; nor has it knowingly waived any rights of material value;

          (q) PAN does not have any outstanding warrants, options or other rights to acquire equity shares of interests in capital stock of PAN;

          (r) All corporation minute books and financial records in existence will be made available to Whitfield for review prior to the closing of this Agreement;

          (s) The records of all issuances and transfers of record of the common stock of PAN have been maintained by the transfer agent of PAN in good and current order and accurately reflect the record ownership of all issued and outstanding common stock of PAN;

          (t) That any financial statements submitted by PAN, or to be submitted by PAN, incident to this business combination have been prepared or will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis;

          (u) PAN has only one class of capital stock outstanding and all outstanding common shares have been duly authorized; validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;


AGREEMENT AND PLAN OF
BUSINESS COMBINATION -- PAN/Whitfield
Page 5 of 15
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          (v)  Capitalization - PAN has authorized capital stock of 40,000,000 common shares of $0.001 par value per share of which there are 3,218,163 shares currently outstanding and 10,000,000 preferred shares of $3.00 par value per share of which there are no shares currently outstanding.

     14. Representations of Whitfield and shareholders of Whitfield - As of the date of this Agreement, and as of the Closing Date of this business combination, Whitfield hereby represents and warrants the following:

          (a) As of the Closing Date of this business combination, all Whitfield common stock will constitute validly and legally issued shares in their entirety, and that all such shares shall be fully paid and nonassessable;

          (b) The officers of Whitfield executing this Agreement are duly authorized to execute it on behalf of Whitfield, and they have taken all action required by law and the Bylaws of Whitfield to properly and legally execute and validate this Agreement;

          (c) Any financial statements of Whitfield submitted incident to this Agreement or in preparation for its closing, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of Whitfield and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

          (d) All Whitfield common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to PAN;

          (e) There are no material liabilities, either fixed or contingent, not disclosed in such financial statements.

          (f) There have not been any material changes in the financial position of Whitfield since the time of executing this Agreement, unless they have already been disclosed to PAN prior to the Closing Date of this business combination;

          (g) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position of Whitfield;

          (h) That Whitfield is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or otherwise disclosed in writing to PAN; and to the best knowledge of Whitfield and its officers, no material litigation, claims, assessments or governmental investigation or proceedings are threatened against Whitfield or any of its properties, or any of its directors or officers incident to their roles with Whitfield;


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield

          (i) Whitfield has not breached any material agreement or contract to which it is a party;

          (j) All corporate minutes books and financial records in existence regarding Whitfield and its business will be made available to PAN for review prior to the closing of this Agreement;

          (k) The execution of this Agreement will not violate or breach any material agreement, contract or commitment to which Whitfield or its shareholders or officers are party;

          (l) The records of all issuances and transfers of records of the capital stock of Whitfield have been maintained by Whitfield as its own transfer agent in good and current order and accurately reflect the record ownership of all issued common stock of Whitfield;

          (m) Whitfield has not sold, assigned or transferred any tangible or intangible assets unless disclosed to PAN prior hereto; nor has it knowingly waived any rights of material value;

          (n) Whitfield is not subject to any bankruptcy proceeding or insolvency action;

          (o) As of the Closing Date of this business combination, Whitfield will be in good standing and qualified to conduct business in each jurisdiction where such qualification is required;

          (p) Unless otherwise disclosed in the financial statements submitted by Whitfield incident to this Agreement, Whitfield has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof and also has filed whatever income tax and other returns, federal, state or other jurisdiction, which are required to the date hereof;

          (q) Whitfield has complied with all state, federal and other jurisdiction's laws and regulations regarding its incorporation and formation, past issuances of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against Whitfield have been threatened, or claims made against Whitfield, with respect to such incorporation, formation, business operations, capitalizations, or sales and issuance of securities unless already disclosed by Whitfield in the financial statements;

          (r) Whitfield has no outstanding debt other than what has been disclosed to PAN incident to the negotiation and preparation of this Agreement;

          (s) As of the date hereof, and at the Closing Date, Whitfield to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospects of PAN; and Whitfield has not now, and will not as of the Closing Date have, withheld knowledge of any such events, conditions, and facts which its knows, or has

AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield
reasonable grounds to know, may materially affect the business, worth or prospects of PAN;

          (t) All outstanding common shares of Whitfield have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

          (u) Whitfield has not mortgaged, pledged any of its assets, whether tangible or intangible, other than already disclosed to Whitfield;

          (v) Whitfield has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to PAN incident hereto;

          (w) Any outstanding warrants, options or other rights to acquire equity shares or interests in capital stock of Whitfield have been disclosed in full to PAN incident to entering into this Agreement;

          (x) Capitalization. Whitfield has authorized capital stock of 10,000 common shares of no par value of which 10,000 shares are currently issued and outstanding.

          (z) Conduct of Business. Since the date of this Agreement, unless already disclosed in writing to PAN, there has not been and, between the date of this Agreement and the Closing Date, there will not be:

               i) Any material increase in the encumbrances against any assets of Whitfield or transfer of any such assets unless in the ordinary course of business;

               ii) Any change in the accounting methods or practices followed by Whitfield;

               iii) Any termination, changes or violations of any leases, contracts, licenses, commitments or other arrangement or agreements of Whitfield having a material adverse effect on the business or assets of Whitfield;

               iv) Any material new borrowing or increased borrowing not in the ordinary course of business, nor any material new contracts or commitments for the purchase or sale of services, merchandise or supplies except in the ordinary course of business;

               v) Any material increase in the compensation of any director, officer or key employee of Whitfield, or any new material employment agreements;

               vi) Any stock or cash dividend or distribution of common stock for services, unless approved in writing by PAN;

               vii) Any violation of any permit, license, law or regulation materially adversely affecting any assets or business of Whitfield;


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 8 of 15

               viii) Any loan or other material transaction with any officer or director or shareholder of Whitfield unless consented to by PAN; and

               ix) Any authorization, issuance, sale or other disposition of any common shares, or rights thereto, of Whitfield except with the written consent of PAN.

     15. Covenants of Both Parties - PAN and Whitfield both hereby agree and covenant as follows that during the period from the date hereof to the Closing Date, unless express written consent is obtained from the other party, each party hereto shall:

          (a) Conduct its business and operations solely in the usual, normal and ordinary course of business;

          (b) Issue no stock or stock rights or other equity rights which were not expressly contemplated by the parties to the information already disclosed and developed incident to the negotiations and preparation of this Agreement;

          (c) make no distribution to shareholders, or any other party of any assets or properties by way of dividend, purchase of shares, redemption, liquidation or otherwise;

          (d) Pay no salaries, bonuses or other compensation to officers, principal shareholders, directors or other affiliates, except as finders fees paid incident to this Agreement or incident to moneys raised, other than the usual and ordinary course of business or pursuant to employment terms already established and already disclosed to the other party;

          (e) Not sell, dispose of, or transfer any material assets or rights, tangible or intangible, except under current contract arrangements already disclosed to the other party or except in the ordinary course of business;

          (f) Make no purchase or acquisitions of real property or material amounts of personal property except in the ordinary course of business or with the consent of the other party to this Agreement;

          (g) Not subject any property or rights to liens, mortgages, pledges or other encumbrances of any kind or manner except for a full and fair consideration in the ordinary course of business;

          (h) Not borrow any money except for operations in the ordinary course of business or with the consent of the other parties to this Agreement;

          (i) Not make any loans or advances or extend any credit terms except in the ordinary course of business;

          (j) Not amend any bylaws, articles of incorporation, or make any material


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN / Whitfield
Page 9 of 15
changes in accounting or operational practice and policies;

     (k) Maintain and cause to be maintained current and accurate records of all issuances of common stock of the respective parties;

     (l) Each party to this Agreement shall furnish the other parties reasonable access to properties, premises, books and records, and any financial and operating data and information regarding the business operations of all the parties, as each party hereto may from time to time reasonably request of the other party. Each party shall take diligent and secure efforts to keep all of such information and data confidential at all times, and shall execute whatever confidentiality agreements are required by the other party;

     (m) Each party shall take its best efforts to retain all present employees, and do nothing to undermine or diminish the goodwill of suppliers, prospective customers, current customers, marketing or sales representatives or any others having business relationships with either party;

     (n) Until the termination of this Agreement or the successful closing of this business combination, neither party shall contemplate or negotiate or enter into, any other business combination or similar arrangements or merger with a third party, or offer any of their assets or capital stock to third party unless with the written consent of the other parties hereto;

     (o) Each party hereby warrants and represents that any information or data supplied to the other party for purposes of being included in information sent to PAN shareholders shall not contain any statement which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact and shall contain all information required to make the supplied information not materially misleading or incomplete. As of the Closing Date, such distributed information will contain all material statements and information required to be included therein with respect to each party hereto and will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading;

     (p) Upon the Closing Date hereof, PAN's existing Directors will first appoint ___________________, ___________________, and ____________________ as
Directors of PAN and then resign as Directors. Each party hereto shall take whatever actions are needed to nominate and submit to the shareholders of PAN at its upcoming shareholders' meeting the following persons to be elected to the Board of Directors of PAN: ____________________, ___________________, and
__________________________.

     (q) Not make any press release or form of public communication concerning this business combination without the prior approval and consent of the other party;



AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield

          (r) Not commit any violation of any permit, license, law or regulation materially adversely affecting any assets or business of any party hereto; and

          (s) Not enter into any material new borrowing or increased borrowing without the written consent of the other party hereto; nor enter into any material new contracts or commitments for the purchase or sale of merchandise or services except in the ordinary course of business or with the written consent of the other party.

          (t) Not dilute the shareholdings of either the original PAN shareholders or the newly issued shares to Whitfield shareholders for at least 270 days following the Effective Date of this Agreement and Plan of Business Combination other than what has been disclosed to both parties incident to the negotiation and preparation of this Agreement, i.e., and agreement to issue 333,333 shares at $3.00 per share for a $1,000,000 bridge financing and an agreement to issue 5,000,000 shares at a guaranteed (for 90 days) price of $4.50 per share pursuant to a $22,500,000 private placement.

     16. Closing Conditions - Unless otherwise waived expressly in writing by the other party, all obligations of PAN and Whitfield under this Agreement are subject to the fulfillment of the following conditions prior to closing:

          (a) The representations and warranties by or on behalf of either party hereto contained in this Agreement or in any document or certificate delivered to the other party incident to this Agreement or its closing shall be true and correct in all material respects at and as of the time of closing as though such representations and warranties were made at and as of such time;

          (b) All parties hereto have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by or prior to the closing of this business combination;

          (c) This Agreement must be duly authorized, executed and delivered by the respective and appropriate officers and/or directors of all parties hereto;

          (d) Any filings or notices to state, federal or other jurisdiction's regulatory authorities or corporation commissions or secretaries of state required by this Agreement and its closing must have been completed, including anything necessary to constitute this business combination as a valid exemption from registration under state and federal securities laws and regulations;

          (e) PAN shall have received the appropriate investment representation from the Whitfield shareholders whereby they represent that the securities being delivered by PAN in this business combination are being purchased for investment and not with a view toward further distribution or sale thereof, and that they understand such securities are "restricted securities" as defined by federal and state securities laws and accordingly may not be transferred or resold without a current registration or the availability of an appropriate exemption from such

AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 11 of 15
registration;

          (f) The securities to be issued incident to this business combination shall be issued pursuant to all necessary corporate action being legally taken prior to their issuance, and shall be fully paid and nonassessable when issued to the shareholders of Whitfield, and certificates therefor shall be in proper form and carry the required restrictive legend thereon;

          (g) No material claim, action, suit or proceeding, whether private or public or governmental, shall be pending or threatened against PAN or Whitfield, or the officers or directors of these corporations incident to their roles with such corporations, which if adversely determined, would prevent or hinder materially the consummation of the transactions in this Agreement or result in the payment of substantial damages as a result of such transaction and action or proceeding;

          (h) All actions, proceedings, instruments and documents required to carry out and effectuate this business combination or incidental hereto, and any other related legal matters, shall have been approved by respective legal counsels of the parties hereto;

          (i) No material adverse events affecting any party hereto shall have occurred prior to the closing of this business combination;

          (j) There shall have been no material misrepresentation or omission to state any material fact by either party in connection with the information provided relative to this business combination and its closing;

          (k) Both parties and their legal or accounting representatives, as the case may be, shall be satisfied that this business combination may be consummated as a tax-free reorganization;

          (l) As of the Closing Date, there shall be no outstanding equity securities of Whitfield other than those being exchanged in this business combination and also there shall be no outstanding warrants, options or other conversion rights to acquire any equity securities of Whitfield or PAN;

          (m) Between the date hereof and the Closing Date, both parties hereto shall not issue any shares of their common stock, or any warrants or options or other stock rights; and

          (n) All parties hereto shall have completed their respective due diligence reviews of the business and records of the other parties.

     17. Survival of Representations - All representations, warranties and covenants contained herein by any party hereto shall survive the closing of this business combination and the consummation of the transactions called for hereby for two years from the date hereof; provided, however, that all parties hereto hereby agree that no officer, director or shareholder of PAN or



AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield

Whitfield shall be personally liable for any damages, liability or expense resulting from the inaccuracy or incompleteness of any representation or warranty contained herein.

     18. Termination of Agreement - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

          (a)  By written consent of all parties hereto; or

          (b) By any party hereto, if there has been a material misrepresentation or breach of the representations or warranties herein by the other party, provided, however, that if the breach can and is cured within 10 days following notification thereof, it shall not constitute grounds for termination; or

          (c) By any party hereto if the Closing Date of this business combination has not taken place by November 1, 1998.

     19. Closing Action - Upon the Closing Date hereof, the following actions shall be taken, and all of such actions shall be deemed to be simultaneous as of such Closing date:

          (a) PAN shall have delivered certificates into Escrow for the shareholders of Whitfield representing the PAN common shares required by the exchange set forth in this business combination; and

          (b) The Whitfield shareholders shall have delivered all common shares of Whitfield to PAN legally endorsed for cancellation; and

          (c) All corporate, financial and title document books, records and certificates, as the case may be, of Whitfield shall be delivered to the possession of PAN; and

          (d) Any tangible or intangible assets, properties and rights owned by Whitfield shall be placed in the control and possession of PAN along with the rights, books and records of Whitfield; and

          (e) Each party should provide the other parties with whatever certificates or copies of directors' or shareholders' meetings or actions or resolutions as required to establish evidence of completion of corporate action required to consummate this business combination; and

          (f) Each parties hereto shall furnish the other parties with such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement, or which may be reasonably requested in furtherance of the intent and purposes of this Agreement.

     20.  General Matters -





AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield

          (a) Notices. Any and all notices provided for in this Agreement shall be in writing and hand delivered or sent by certified mail, directed as follows:

     To PAN:                                 To Whitfield:

     Attn: Jerry Cornwell, President         Attn: Timothy S. Shiah, President
     19239 Aurora Avenue North               4420 South Arville, Suite 20
     Shoreline, WA 98133-3930                Las Vegas, NV 89103


          (b) Parties in Interest. This Agreement shall inure to the benefit of and bind the parties hereto, and their respective representatives, heirs, successors and assigns, as the case may be.

          (c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (d) Waiver. Any failure on the part of any party hereto to comply with any of the obligations and conditions of this Agreement may be waived in writing by any other parties.

          (e) Additional Documents. At any time, and from time to time after the closing of this Agreement, each party hereto will execute and deliver to the other party such additional documents and instruments, and take such additional action, as may reasonably be requested by the other party, to confirm or perfect title to any property or right transferred hereunder or otherwise to carry out the intents and purposes of this Agreement.

          (f) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of this Agreement shall remain in full force and effect.

          (g) Entire Agreement and Benefit. This Agreement is the entire agreement of the parties hereto covering everything agreed upon or understood in this transaction and in the negotiations and preparation of this business combination. There are no oral promises or agreements or conditions precedent, representations or understandings between any of the parties hereto of any kind or nature other than those expressly contained in this Agreement. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any persons any rights hereunder or hereto other than the actual parties to this Agreement.

          (h) Tax and Legal Implications. None of the parties to this Agreement warrant any tax or legal aspects of this transaction to another party; and nothing herein, or any further information or documents to be furnished in connection with this business combination shall be construed as business, tax or legal advice to any person or shareholder. Every party or person involved in this business combination is urged to consult their own tax or legal advisors as to the tax and legal implications of this transaction.


AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.


PAN ENVIRONMENTAL                       WHITFIELD HOLDINGS, LTD.,
CORPORATION, as Acquiror                as Acquiree


By                                      By
  ------------------------                --------------------------
 Its                                    Its
    ----------------------                 -------------------------


And                                     And
   -----------------------                 -------------------------
 Its                                    Its
    ----------------------                 -------------------------



SELLING SHAREHOLDERS:


By                                      By
  ------------------------                --------------------------


By                                      By
  ------------------------                --------------------------











AGREEMENT AND PLAN OF
BUSINESS COMBINATION - PAN/Whitfield
Page 15 of 15